Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Conmed Healthcare Management, Inc. of our report dated March 25, 2010, relating to our audit of the consolidated financial statements which appear in the Annual Report on Form 10-K of Conmed Healthcare Management, Inc. for the year ended December 31, 2009,

McGladrey & Pullen, LLP

Des Moines, Iowa
June 4, 2010